                                                                                NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061                                                  Phone: 913-647-0158                                                            Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION COMPLETES THE ACQUISITION OF MBBS ASSETS

Olathe, Kansas (July 1, 2009) – Elecsys Corporation (NASDAQ: ESYS) announced today that it has completed the acquisition of the assets and the assumption of certain liabilities of MBBS, S.A., of Cortaillod, Switzerland.  The transaction closed on June 30, 2009.  The Stock Purchase Agreement to acquire all of the capital stock of MBBS, announced in March, was renegotiated into the form of an Asset Purchase Agreement under substantially the same economic terms.

The Company acquired approximately $750,000 in tangible assets – including accounts receivable, inventory, and fixed assets, as well as all of the patents, intellectual property and intangible assets owned by MBBS – in exchange for 175,000 shares of Elecsys Corporation common stock that are not freely transferable.  Additional performance related consideration may be paid to MBBS over the next five years.

The acquired MBBS technology, equipment, and expertise include the design and production of complete radio frequency identification (RFID) solutions for harsh and extreme environments.  The patented METALuCID® RFID technology is characterized by its unique ability to reliably read and write electronic data through metal.  Custom-tailored traceability solutions have been deployed into multiple industries by MBBS for use in harsh operating environments over the past several years.

Karl Gemperli, Elecsys president and chief executive officer, commented, “The final structure of an asset purchase affords Elecsys the flexibility to integrate the MBBS technology with our custom design and manufacturing capability and established proprietary product brands. We look forward to continued development of ultra-rugged RFID devices for the harsh environments found in our existing customer markets where a wide range of potential new applications for this technology exist.”

RFID product manufacturing will be relocated to the Company's main Olathe, Kansas facility, but key MBBS personnel, including Mr. Dimitri Brodard, one of the original founders of MBBS, will join the Elecsys organization at its new European sales and technical support office.  The Company plans to locate its new European facility near Neuchâtel, Switzerland.

About Elecsys Corporation
Elecsys Corporation tailors specific technology solutions for customers wherever high quality, reliability, and innovation are essential.  Elecsys provides electronic design and manufacturing services, custom liquid crystal displays (“LCDs”), ultra-rugged mobile computing devices and wireless remote monitoring solutions to numerous industries worldwide.  Markets served include energy infrastructure, aerospace, transportation, logistics, agriculture, law enforcement, safety, military, medical and other critical industries.  Elecsys markets and supports certain proprietary technology and products under its DCI, Radix and NTG brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2008. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:                               Todd A. Daniels
Elecsys Corporation
(913) 647-0158, Phone
(913) 647-0132, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:                                    Shelley Bartkoski
                    Hagen and Partners
(913) 642-3715
sbartkoski@hagenandpartners.com